Exhibit 3.2

CERTIFICATE OF ELIMINATION OF
SERIES A PREFERRED STOCK OF
BIONANO GENOMICS, INC.

(Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware)

Bionano Genomics, Inc. (the “Company”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

First:  That, pursuant to Section 151 of the DGCL and the authority granted in the Certificate of Incorporation of the Company, as theretofore amended, the Board of Directors of the Company, by resolution duly adopted, authorized the issuance of a series of preferred stock designated Series A Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), and established the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions thereof, and, on April 13, 2023, filed a Certificate of Designation with respect to the Series A Preferred Stock in the office of the Secretary of State of the State of Delaware (the “Certificate of Designation”).

SECOND:      That no shares of said Series A Preferred Stock are outstanding and no shares thereof will be issued subject to said Certificate of Designation.

THIRD:          That the Board of Directors of the Company has adopted the following resolutions:

Whereas, by resolution of the Board of Directors of the Company and by a Certificate of Designation (the “Certificate of Designation”) filed in the office of the Secretary of State of the State of Delaware on April 13, 2023, the Company authorized the issuance of a series of preferred stock designated Series A Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), and established the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions thereof;

Whereas, on June 14, 2023, the single authorized share of Series A Preferred Stock was redeemed by the Company pursuant to the Certificate of Designation;

Whereas, as of the date hereof, no shares of Series A Preferred Stock are outstanding and no shares of Series A Preferred Stock will be issued subject to said Certificate of Designation; and

Whereas, it is desirable that all matters set forth in the Certificate of Designation with respect to the Series A Preferred Stock be eliminated from the Certificate of Incorporation, as heretofore amended, of the Company.

Resolved, that as of the date hereof, no shares of Series A Preferred Stock are outstanding and no shares of Series A Preferred Stock will be issued subject to said Certificate of Designation;

Resolved Further, that all matters set forth in the Certificate of Designation with respect to the Series A Preferred Stock be eliminated from the Certificate of Incorporation, as heretofore amended, of the Company; and

Resolved Further, that the officers of the Company be, and each of them hereby is, authorized and directed to file a certificate of elimination with the office of the Secretary of State of the State of Delaware setting forth a copy of these resolutions whereupon all matters set forth in the Certificate of Designation with respect to the Series A Preferred Stock shall be eliminated from the Certificate of Incorporation, as heretofore amended, of the Company.

Fourth:  Pursuant to the provisions of Section 151(g) of the DGCL, all references to Series A Preferred Stock in the Certificate of Incorporation, as heretofore amended, of the Company are hereby eliminated, and the share that was designated to such series is hereby returned to the status of authorized but unissued shares of the Preferred Stock of the Company, without designation as to series.

In Witness Whereof, Bionano Genomics, Inc. has caused this Certificate of Elimination to be executed by its duly authorized officer on this 4th  day of August, 2023.

BIONANO GENOMICS, INC.
By: /s/ R. Erik Holmlin
Name: R. Erik Holmlin, Ph.D.
Title: President and Chief Executive Officer